Exhibit 10.06

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Technology License Agreement Between

Axon Technologies Corporation

and

Adesto Technologies Corporation

Rev. 5

January 15, 2007

Revisions	Date Released	Comment
v4a	July 12th, 2006	-Original agreement signed by Axon Technologies Corporation and Adesto Technologies Corporation.

v4b	Oct 9th, 2006

-Modified Exhibit E (page 28).

-Changed the language in Section 7.2 to exclude “and offer services” language and limit the language to “products” only.

-Corrected typo in the Exhibit A, Section 2.2 where the word “embedded Memory Blocks” was replaced with “primarily Memory Blocks”.

v5	Jan 15th, 2007	-Multiple changes are made pursuant to the legal clarification and other modifications done as a result of Adesto Round A financing term sheet and investor syndicate requirements.

TABLE OF CONTENT

Recitals	p. 4

Agreement	p. 4
1. Definitions	p. 4
2. Licenses	p. 9
3. Investment Date and Exclusivity	p. 9
4. Further Licenses	p. 11
5. Technical Support and Research	p. 12
6. Fees and Payments	p. 14
7. Adesto Improvements	p. 14
8. Silicon Data	p. 15
9. Stock Purchase	p. 15
10. Confidential Information	p. 17
11. Terms and Termination	p. 18
12. Warranties and Representations	p. 19
13. Limitation of Liability	p. 20
14. Survival	p. 20
15. Dispute Resolution	p. 20
16. Change In Control	p. 21
17. Audit	p. 21
18. General	p. 21
Signature Page	p. 24
Exhibit A (Fees)	p. 25
Exhibit B (Excluded Companies)	p. 27
Exhibit C (Parital List of Licensed Patents)	p. 28
Exhibit D (Licensed Trade Secrets)	p. 29
Exhibit E (Non-Exclusive Companies)	p. 30
Exhibit F (Stock Purchase Agreement)	p. 31

TECHNOLOGY LICENSE AGREEMENT

THIS IS A TECHNOLOGY LICENSE AGREEMENT (“Agreement”), entered into this 15th day of January, 2007 (the “Effective Date”), by and between AXON TECHNOLOGIES CORPORATION (“Axon”), a Delaware corporation having its principal place of business at 7702 E. Doubletree Ranch Road, Suite 300, Scottsdale, AZ 85258, and ADESTO TECHNOLOGIES CORPORATION INC. (“Adesto”), a California corporation having its principal place of business at 440 N. Wolfe Road, Sunnyvale, CA 94058.

RECITALS

A.	Axon owns certain patents and trade secrets with respect to memory cell technology.

B.	Adesto is engaged in the business of designing, manufacturing and selling semiconductor memory integrated circuits, including by not limited to discrete memory devices, smart card integrated circuits, as well as design tools and intellectual property.

C.	Axon wishes to grant, and Adesto wishes to obtain, certain rights with respect to such Axon patents and trade secrets according to the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS.

Capitalized terms used in this Agreement shall have the following meanings:

“Adesto Improvements” shall mean any updates, corrections, improvements or enhancements of or to the Licensed Technology which are conceived or reduced to practice by or on behalf of Adesto and as to which any application or any issued patent, including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, or re-issues, exists at any time.

“Authorized Fab” shall mean a Fab who has entered into a written license agreement with Axon or Adesto to permit such entity to manufacture Authorized Products or testchips for Adesto or other third parties, and who does so solely in accordance with such license agreement.

“Authorized Foundry” shall mean a Foundry who has entered into a written license agreement with Axon or Adesto to permit such entity to manufacture Authorized Products or testchips for Adesto or other third parties, and who does so solely in accordance with such license agreement.

“Authorized Manufacturer” shall mean a Foundry or Integrated Device Manufacturer who has entered into an appropriate written license agreement with Axon or Adesto to permit such entity to manufacture Authorized Products for Adesto or other third parties, and who does so solely in accordance with such license agreement.

“Authorized Product” shall mean any integrated circuit (including test chips) that: (i) is manufactured by an Authorized Manufacturer and contains or is substantially manufactured using PMC Technology as Embedded Memory Blocks; or (ii) is manufactured by an Integrated Device Manufacturer and contains or is substantially manufactured using PMC Technology as Embedded Memory Blocks; or (iii) is manufactured by an Authorized Manufacturer and contains or is substantially manufactured using PMC Technology as Stand Alone Memory Blocks; or (iv) is manufactured by an Integrated Device Manufacturer and contains or is substantially manufactured using PMC Technology as Stand Alone Memory Blocks.

“Authorized Product Tape-Out” shall mean completion and final transmission of all necessary product specifications to an Authorized Fab for manufacture of a corresponding Authorized Product.

“Axon Improvements” shall mean any updates, corrections, improvements or enhancements of or to the Licensed Technology made by or on behalf of Axon which are owned by Axon or licensable by Axon without charge.

“Broad Licenses” shall have the meaning assigned to it in Subsection 4.2 (“Broad Licenses”).

“Change in Control” shall mean, with respect to either party, any time: (i) such party shall engage in any merger, acquisition or consolidation and, as a result of such transaction, the voting securities of the party that are outstanding immediately prior to the consummation of such transaction do not represent, or are not converted into, securities of the surviving corporation of such transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such transaction, together represent at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such transaction, provided that the transaction shall not be a Change in Control if the surviving corporation of such transaction or such surviving corporation’s parent corporation is an Excluded Company; or (ii) such party sells all or substantially all of such party’s assets to a third party who is not an Excluded Company; or (iii) there shall occur any direct or indirect sale or other transfer of fifty percent (50%) or more of the equity of such party to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of such party under an employee benefit plan of such party, or an Excluded Company, who thereby becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act); but in no case shall a Change in Control include any equity financing or initial public offering.

“CMOS Integration” shall mean demonstration of a repeatable process for the fabrication of memory arrays, consisting of PMC memory elements, integrated with silicon wafers containing interconnected active and passive devices processed in an industry-standard CMOS manufacturing process.

“Confidential Information” shall have the meaning assigned to it in SECTION 10 (“CONFIDENTIAL INFORMATION”).

“Disclosing Party” shall have the meaning assigned to it in SECTION 10 (“CONFIDENTIAL INFORMATION”).

“Effective Date” shall have the meaning assigned to it in the first paragraph of this Agreement.

“Embedded Memory Blocks” shall mean a collection of addressable elements or cells which are capable of holding logical data and information in an integrated circuit.

“Excluded Companies” shall mean those companies described in EXHIBIT B (“EXCLUDED COMPANIES”).

“Fab” shall mean a semiconductor fabrication facility which may be used for the manufacture or processing of semiconductor integrated circuits.

“Fabless Companies” shall mean: (i) any company which manufactures its products exclusively in any Fab that it does not own; or (ii) an entity which does not own or control a Fab.

“Fees” shall mean License Fees, Product Royalties, Further License Royalties, Research Fees, IP Maintenance Fees, or any or all of the foregoing.

“Foundry” shall mean a Fab the fabrication services of which are made commercially available to Fabless Companies and/or Integrated Device Manufacturers for the manufacture of integrated circuits.

“Further License Royalties” shall mean those Fees described as such in EXHIBIT A (“FEES”).

“Further Licenses” shall mean those licenses to be granted by Adesto and described as such in SECTION 4 (“FURTHER LICENSES”).

“Gross Sales” shall mean all amounts owed or paid directly or indirectly to Adesto under any Project License or any Broad License, not including NRE.

“Integrated Device Manufacturer” shall mean an entity or company that owns or controls a Fab and which uses such Fab primarily for the manufacture of semiconductor integrated circuits such as microprocessors, memory and other computer hardware devices for itself.

“Investment Date” shall have the meaning assigned to it in Subsection 3.1 (“Investment Date”).

“IP Maintenance Fee” shall mean the Fee described as such in EXHIBIT A (“FEES”).

“License Fees” shall mean those Fees described as such in EXHIBIT A (“FEES”).

“Licensed Patents” shall mean those patents, including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, or re-issues regarding PMC Technology, which are owned and licensable by Axon and described as such in EXHIBIT C (“PARTIAL LIST OF LICENSED PATENTS”), and including all Axon Improvements.

“Licensed Technology” shall mean the Licensed Patents, Licensed Trade Secrets, either or both.

“Licensed Trade Secrets” shall mean all ideas, concepts, know-how, procedures, and Axon Confidential Information regarding PMC Technology, which are owned by Axon and described as such in EXHIBIT D (“LICENSED TRADE SECRETS”), and including all Axon Improvements.

“Net Sales” shall mean Gross Sales, less the following items, but only insofar as they actually pertain to the disposition of Authorized Products, they are included in such Gross Sales, and are separately billed: (i) trade, quantity, strategic discounts or cash discounts; (ii) amounts repaid or credited by reason of rejection or return; (iii) taxes or other governmental charges levied on the production, sale, transportation, or delivery of an Authorized Product which are paid by or on behalf of Adesto; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit; provided, however, that where non-monetary consideration is owed or received for Authorized Products, Net Sales shall be calculated based on the fair market value of such consideration.

“Non-Exclusive Companies” shall mean those companies described as such in EXHIBIT E (“NON-EXCLUSIVE COMPANIES”), and their subsidiaries or affiliates.

“NRE” shall mean any amounts incurred by Adesto for non-recurring engineering expenses related to Further Licenses of PMC Technology to third parties, which amounts: [*].

“PMC Manufacturing Only License” shall have the meaning assigned to it in Subsection 4.3 (“PMC Manufacturing Only License”).

“PMC Technology” shall mean programmable metallization cell technology.

“Product Royalties” shall mean those Fees described as such in EXHIBIT A (“FEES”).

“Production Wafer” shall mean a silicon wafer manufactured by an Authorized Manufacturer that contains Authorized Products for the purpose of resell by Adesto. “Project Licenses” shall have the meaning assigned to it in Subsection 4.1 (“Project Licenses”).

“Receiving Party” shall have the meaning assigned to it in SECTION 10 (“CONFIDENTIAL INFORMATION”).

“Research Fees” shall have the meaning assigned to it in EXHIBIT A (“FEES”).

“Research Plan” shall mean those Fees described as such in Subsection 5.3 (“Research Plan”).

“RFIDIC” shall mean a radio frequency identification integrated circuit.

*	Confidential Treatment Requested

“SCIC” shall mean a smart card integrated circuit.

“Silicon Data” shall have the meaning assigned to it in SECTION 8 (“SILICON DATA”).

“Stand-alone Memory Blocks” shall mean a collection of addressable elements or cells which are capable of holding logical data and information in an integrated circuit that is primarily used as discrete memory devices.

“Stock Purchase Agreement” shall mean a commercially reasonable form of stock purchase agreement, or as otherwise agreed to by the parties.

“Technical Support” shall have the meaning assigned to it in Subsection 5.1 (“Technical Support”).

“Technology Qualification” shall mean the reasonable satisfaction, based on verifiable statistically significant data, of an industry-standard set of requirements, which enables the use of PMC memory elements in integrated circuits. These requirements shall include at a minimum: (i) performance characterization of memory arrays containing PMC memory elements such as programming speed, erase speed, read access time over appropriate temperature and operating voltage ranges; and (ii) reliability characterization data of said arrays such as cycling endurance and data retention, over appropriate temperature and operating voltage ranges.

“Term” shall have the meaning assigned to it in SECTION 11 (“TERM AND TERMINATION”).

“Test Chip Characterization” shall mean creation by Adesto of statistical data for Silicon Data on a PMC Technology memory array test chip designed and fabricated using an industry-standard CMOS process, which array shall be of a density that either by itself or as an aggregate with other arrays on the same wafer or on several wafers would aggregate to [*].

*	Confidential Treatment Requested

2.	LICENSES.

Subject to Adesto’s performance hereunder including without limitation the timely payment of all Fees, Axon hereby grants to Adesto the following licenses:

2.1 Licensed Patents. Subject to SECTION 10 (“CONFIDENTIAL INFORMATION”) and Subsection 2.4 (“Authorized Manufacturers and Integrated Device Manufacturers”), a worldwide, non-exclusive (subject to Subsection 3.2 (“Exclusivity”)), non-transferable, royalty-bearing license, without the right to grant further licenses except as expressly provided in SECTION 4 (“FURTHER LICENSES”), to make, have made (solely by Authorized Foundries or Integrated Device Manufacturers), use, sell, lease, offer for sale, and import Authorized Products under the Licensed Patents.

2.2 Trade Secrets. Subject to SECTION 10 (“CONFIDENTIAL INFORMATION”) and Subsection 2.4 (“Authorized Manufacturers and Integrated Device Manufacturers”), a worldwide, non-exclusive (subject to Subsection 3.2 (“Exclusivity”)), non-transferable, royalty-free license, without the right to further licenses except as expressly provided in SECTION 4 (“FURTHER LICENSES”), to make, have made (solely by Authorized Foundries and Integrated Device Manufacturers), use, sell, lease, offer for sale, and import Authorized Products under the Licensed Trade Secrets. The Licensed Trade Secrets shall be protected as Confidential Information of Axon for all purposes under this Agreement.

2.3 Authorized Foundries and Integrated Device Manufacturers. Notwithstanding anything to the contrary in this Agreement, in no event shall this Agreement be read as conveying any rights to Adesto to make or have made any Authorized Products at or by any third party which is not either: (a) an Authorized Foundry; or (b) an Integrated Device Manufacturer.

2.4 Marking Requirement. Adesto agrees that it shall cause to be affixed conspicuously on all Authorized Products themselves, or where not reasonably possible, on related packaging materials, or datasheets or licensing agreements a notice that the Authorized Products are Protected by the appropriate U.S. Patents listed in EXHIBIT C “LICENSED PATENTS” and are used under license from Axon Technologies, Corp, and such other notices as Axon may from time to time reasonably require.

3.	INVESTMENT DATE AND EXCLUSIVITY.

3.1 Investment Date. The date which shall occur, if ever, no later than March 31, 2007 and upon which all of the following shall apply shall be deemed the “Investment Date”:

A. Adesto has received in a legally-enforceable writing which neither implies nor states any further obligations of Axon other than specified in this Agreement, and subject only to commercially reasonable investor conditions, a commitment from third party investors to invest at least [*] in a “first round” equity transaction in Adesto (the “Initial Equity Investment”); and

*	Confidential Treatment Requested

B. The timing of payments in such commitment shall provide for full payment of the foregoing [*] amount no later than [*] from the date of such commitment; and

C. Adesto shall have timely made all Fee payments under this Agreement and shall have at all times been in compliance herewith.

3.2 Exclusivity. Subject to Adesto’s performance hereunder including without limitation the timely payment of all Fees, and subject to the limitations described in Subsection 3.3 (“Limitations on Exclusivity”) and timely delivery of stock pursuant to SECTION 9 (“STOCK PURCHASE”), Axon hereby agrees that commencing with the Investment Date and thereafter during the Term, Axon shall not grant licenses of Licensed Technology to any third party for use of Licensed Technology: [*] (such restrictions on Axon’s grant of licenses referred to as the “Axon License Restrictions”), as follows, and for the following time periods:

A. [*];

B. [*];

C. [*]; and

D. [*].

3.3 Limitations on Exclusivity; Extension of Exclusivity.

A. Overall Time Limitation. In no event shall the total cumulative period of license exclusivity described in Subsection 3.2(A), Subsection 3.2(B), Subsection 3.2(C), and Subsection 3.2(D) together exceed more than [*] from the Effective Date; provided, however, that solely as to any product type added to this Agreement pursuant to Subsection 3.4 (“Substitutions”), the total cumulative period of license exclusivity shall not exceed [*] from the Effective Date.

B. Other Limitations. The license exclusivity described in Subsection 3.2 (“Exclusivity”) shall at all times be subject to any prior agreements or arrangements entered into by Axon prior to the Investment Date. In addition, any agreements entered into by Axon with any of the Non-Exclusive Companies shall not be deemed in breach of the foregoing license exclusivity limitations.

C. Extension of Exclusivity. In addition to the license exclusivity described in Subsections 3.2 (“Exclusivity”) and 3.3A (Overall Time Limitation), subject to Adesto’s performance hereunder including without limitation the timely payment of all Fees, and subject to the limitations described in Subsection 3.3B (“Limitations on Exclusivity”) and timely delivery of equity securities pursuant to SECTION 9 (“STOCK PURCHASE”), Adesto may elect to continue the Axon License Restrictions by consecutive [*] periods if:

1. Adesto gives Axon written notice of its elections to continue the Axon License Restrictions and, at the time such written notice is given, the Axon License Restrictions have not terminated; and

*	Confidential Treatment Requested

2. (i) During [*] period preceding the first such [*] continuance, [*] 8-inch diameter equivalent Production Wafers containing Authorized Products consisting primarily of Memory Blocks are manufactured by an Authorized Manufacturer and (ii) during the twelve month period preceding each subsequent one year continuance, [*] 8-inch diameter equivalent Production Wafers containing Authorized Products consisting primarily of Memory Blocks are manufactured by an Authorized Manufacturer; and

3. Adesto agrees to pay Fees to Axon respecting the manufacture of Authorized Products or Net Sales excluding NRE, in each case occurring during the [*] period of the applicable [*] continuance, as required by Section 6.1 (Fees), the alternative applicable amounts specified in Section 2.2 (Stand-alone Memory Blocks) of Exhibit A and Section 3 (FURTHER LICENSE ROYALTIES) of Exhibit A.

3.4 Substitutions. Adesto is entitled, within the first [*] of the Term, to request that the provisions of either Subsection 3.2(d) be deleted and replaced with a provision addressing another product type. The parties shall discuss such request in good faith and in light of changes to Adesto’s business plan and market opportunities. Any agreement between the parties with respect thereto shall be subject to any prior agreements or licenses then entered into by Axon, and shall be included as an amendment to this Agreement, signed by both parties.

4.	FURTHER LICENSES.

Subject to all provisions of this Agreement, including without limitation the timely payment of Fees, Adesto shall have the right to grant further licenses of no greater scope than the licenses granted to Adesto hereunder with respect to the Licensed Technology (and in no event to include any right to grant further licenses or sublicenses), but strictly subject to the terms of this SECTION 4 (“FURTHER LICENSES”). All such licenses shall be in a commercially reasonable, written format, shall be no less protective of Axon than of Adesto, and in any event shall be no less protective of Axon than this Agreement, and shall include an immunity for the benefit of Axon and its direct and indirect customers and remarketers under all intellectual property (including without limitation all patents, including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, or re-issues) directly or indirectly owned or licensable by the licensee.

4.1 Project Licenses. Subject to all provisions of this Agreement, including without limitation the timely payment of Fees and all the conditions hereinafter stated in this Subsection 4.1 (“Project Licenses”), Adesto shall have the right to grant further licenses to third parties under the Licensed Technology with the requirement to include identifiable and substantially valuable Adesto intellectual property related to PMC Technology in and with all such Authorized Products: (a) with respect to Authorized Products which are only individual and specific memory blocks; and (b) for manufacture of such individual and specific memory block Authorized Products solely by an Authorized Manufacturer. All licenses granted pursuant to this Subsection 4.1 (“Project Licenses”) shall be deemed “Project Licenses.”

*	Confidential Treatment Requested

4.2 Broad Licenses. Subject to all provisions of this Agreement, including without limitation the timely payment of Fees and all the conditions hereinafter stated in this Subsection 4.2 (“Broad Licenses”), Adesto shall have the right to grant further licenses to third parties under the Licensed Technology without limitation to particular product lines, but with the requirement to include identifiable and substantially valuable Adesto intellectual property related to PMC Technology in and with all such Authorized Products: (a) to licensees who are Fabless Companies or Integrated Device Manufacturers; and (b) with respect to any and all Authorized Products; and (c) for manufacture of such individual and specific memory blocks Authorized Products either by an Authorized Manufacturer or by such Integrated Device Manufacturer itself. All licenses granted pursuant to this Subsection 4.2 (“Broad Licenses”) shall be deemed “Broad Licenses.”

4.3 PMC Manufacturing Only Licenses. Subject to all provisions of this Agreement, including without limitation the timely payment of Fees and all the conditions hereinafter stated in this Subsection 4.3 (“PMC Manufacturing Only Licenses”), Adesto shall have the right to grant further licenses to third parties under the Licensed Technology: (a) to licensees who have entered into an appropriate written license agreement with Axon or Adesto to permit them to manufacture Authorized Products or testchips solely for Adesto or Adesto licensees who have entered into Broad Licenses or Project Licenses and who do so solely in accordance with their corresponding license agreement. All licenses granted pursuant to this Subsection 4.3 (“PMC Manufacturing Only Licenses”) shall be deemed “PMC Manufacturing Only Licenses.”

5.	TECHNICAL SUPPORT AND RESEARCH.

5.1 Technical Support. Axon shall provide to Adesto certain technical support consisting of at least the following (collectively, “Technical Support”):

A. A one (1) day “kick off” technical meeting at Axon’s offices to educate Adesto regarding the Licensed Technology;

B. Monthly update meetings by telephone between Adesto and Axon to discuss Adesto’s commercialization process; and

C. Quarterly face-to-face meetings between Adesto’s technical team and Axon’s CEO, Dr. Michael Kozicki, and the Axon technical team, at Axon’s offices to discuss Adesto’s commercialization progress.

5.2 Additional Support. Axon will agree to provide support in addition to Technical Support on a commercially reasonable basis, according to such terms and conditions as may be agreed to from time to time in writing by the parties.

5.3 Research Plan. Within ninety (90) days of the Investment Date, the parties shall develop and agree upon a plan for research and development by Axon of certain new enhancements and improvements of the Licensed Technology, including without limitation Axon

Improvements (the “Research Plan”). Such Research Plan shall be executed by both parties, and shall be deemed an Exhibit to this Agreement, and may be modified from time to time upon the parties’ mutual written agreement. The parties shall use their respective commercially reasonable efforts to carry out all their obligations in such Research Plan. All Research Fees not otherwise described in EXHIBIT A (“FEES”) shall be described in such Research Plan; provided, however, that all Research Fees described in EXHIBIT A (“FEES”) shall be due and payable as described therein, regardless of whether, if ever, the parties agree upon the Research Plan.

5.4 Joint Development. The parties agree that they do not anticipate that any intellectual property will be jointly-developed or jointly-owned under this Agreement; provided, however, that in cases where the parties wish to create such jointly-developed intellectual property, the parties shall use their best efforts to enter into such written agreements beforehand which shall address the details of such development, including without limitation the scope, schedule, payments (if any), and ownership rights with respect thereto. Any other jointly developed intellectual property under this Agreement shall be owned by the parties, subject to applicable law.

5.5 IP Maintenance and Enforcement.

A. Axon shall use its commercially reasonable judgment to determine the manner and extent to which legal protections for the Licensed Technology are necessary and appropriate, including without limitation protections obtained through the filing, prosecution and maintenance of patent and copyright applications in the United States and elsewhere. Based upon Axon’s determination, Axon shall, at its expense, take all actions reasonably required to obtain such legal protections for the Licensed Technology.

B. Without limiting the provisions of Subsection 5.5 (A), each party shall provide the other party of written notice if it becomes aware of any possible infringement or misappropriation of the Licensed Technology (such notice, an “Infringement Notice”). If Axon does not initiate action to cause the alleged infringement or misappropriation to terminate within thirty (30) days following receipt of an Infringement Notice from Adesto, then Adesto may, upon notice to Axon, initiate legal action against the alleged infringer (an “Enforcement Action”). If Adesto initiates an Enforcement Action, Axon shall provide such cooperation and assistance as reasonably requested by Adesto in connection therewith and Adesto shall bear the reasonable expenses incurred by Axon in providing such assistance and cooperation. Adesto may, at its expense, join or include Axon as a party to any Enforcement Action which Adesto believes is or could be material to Adesto and Axon hereby agrees to such joinder and to submit to the personal jurisdiction of, and venue in, any court or agency in which such action is pending. Any damages, settlements or recoveries resulting from an Enforcement Action initiated by Adesto will first be applied to reimburse Adesto for any and all unreimbursed fees, costs and expenses (including attorneys’ fees) (collectively “Litigation Costs”) incurred by Adesto in connection with such Enforcement action. Adesto will also have the right to retain the remainder of any such damages, settlements or recoveries.

6.	FEES AND PAYMENTS.

6.1 Fees. Adesto shall timely pay to Axon all Fees, accompanied by such written documentation as Axon may reasonably request to explain the amount and calculation of such Fees, as follows:

A. License Fees. Adesto shall timely pay to Axon all License Fees described as such in EXHIBIT A (“FEES”);

B. Product Royalties. Adesto shall timely pay to Axon all Product Royalties described as such in EXHIBIT A (“FEES”);

C. Further License Royalties. Adesto shall timely pay to Axon all Further License Royalties described as such in EXHIBIT A (“FEES”);

D. Research Fees. Adesto shall timely pay to Axon all Research Fees described as such in EXHIBIT A (“FEES”);

E. IP Maintenance Fees. Adesto shall timely pay to Axon all IP Maintenance Fees described as such in EXHIBIT A (“FEES”)

6.2 Timing of Payments of Fees. Notwithstanding anything to the contrary in this Agreement, the parties understand and agree that where this Agreement calls for payment of Fees on the Investment Date such payment shall be deemed timely made if both: (a) Adesto uses its diligent efforts to make such payment on the Investment Date or promptly thereafter; and also (b) such payment is actually made within [*] after such Investment Date.

6.3 Payments. Any late payment of Fees shall bear interest at a rate of [*] for each month or partial month during which Fees were owed and unpaid, or the highest rate allowed by law, whichever is lower. Such late payment may also be deemed by Axon to be a material breach of this Agreement for purposes of SECTION 11 (“TERM AND TERMINATION”).

7.	ADESTO IMPROVEMENTS.

7.1 Notice. Adesto shall give prompt, written notice to Axon of all Adesto Improvements. Such notice shall include a reasonably detailed description of the Adesto Improvements and such written documentation and other explanations as may be reasonably requested by Axon.

7.2 License. Adesto hereby agrees to negotiate in good faith the grant to Axon of a worldwide, non-exclusive, non-transferable (other than as pursuant to Subsection 18.9 (“Assignment”)), royalty-bearing license, without the right to grant sublicenses, to make, have made, use, lease, sell, offer for sale, and import Permitted Products (defined herein) under the Adesto Improvements. For purposes hereof, “Permitted Products” mean all integrated circuit

*	Confidential Treatment Requested

products which are not being designed or are not manufactured by (or on behalf of), or are not under- development by, or are not part of future product roadmap of, Adesto that use PMC Technology. The terms and royalties under such license shall be negotiated between the parties, but such prices and terms shall in all cases be commercially reasonable and all royalties thereunder shall be no less favorable to Axon than Adesto may offer to its typical customers.

8.	SILICON DATA.

8.1 Access. Adesto shall provide to Axon, upon request from time to time, such data and other statistically significant information including distribution data regarding certain PMC Technology parameters collected over appropriate operating temperature ranges, including: [*] (collectively, “Silicon Data”). Such Silicon Data shall be subject to the provisions of SECTION 10 (“CONFIDENTIAL INFORMATION”).

8.2 License. Adesto hereby grants to Axon a worldwide, non-exclusive, non-transferable (other than as pursuant to Subsection 18.9 (“Assignment”)), royalty-free license, without the right to grant sublicenses, to use and disclose Silicon Data; provided, however, that any disclosure of Silicon Data shall be made solely pursuant to confidentiality terms substantially similar to those described in SECTION 10 (“CONFIDENTIAL INFORMATION”).

9.	STOCK PURCHASE.

9.1 Adesto Stock. In partial consideration for Axon’s performance hereunder, Adesto agrees to provide to Axon the following equity securities, or warrants therefor, of Adesto, according to the following schedule.

A.	On July 12, 2006, Adesto has issued to Axon [*] shares of Adesto’s common stock, the terms of which are governed by the Stock Purchase Agreement.

B.	On the date that Adesto consummates its first sale following the consummation of the Initial Equity Investment of equity stock in a single transaction or in a series of related transactions, for an aggregate gross purchase price paid to Adesto of no less than [*] (the “First Financing”), Adesto shall issue to Axon a warrant (in the form of the attached Warrant) to purchase a number of shares of Adesto’s common stock equal to the amount determined by dividing (i) the aggregate purchase price paid to Adesto in the First Financing divided by [*] (the “First Financing Amount”) by (ii) the price per share at which Adesto sells its equity stock in the First Financing. In the event that, following the date the warrant is issued, Adesto sells additional equity stock in a subsequent closing of the First Financing, then the warrant will be amended to be exercisable for a correspondingly greater number of shares of Adesto’s common stock. Notwithstanding anything to the contrary set forth in the preceding provisions of this paragraph, if the First Financing Amount is greater than [*], then the number of shares of Adesto’s common stock that shall be subject to the warrant shall instead equal the amount determined by dividing [*] by the price per share at

*	Confidential Treatment Requested

which Adesto sells its equity stock in the First Financing. For the sake of clarity, any equity stock issued by Adesto (including in a subsequent closing) pursuant to the terms of the definitive agreements entered by Adesto in connection with the Initial Equity Investment shall not be considered the First Financing.

C.	On the date following the First Financing that Adesto consummates its first sale of equity stock in a single transaction or in a series of related transactions, for an aggregate gross purchase price paid to Adesto of no less than [*] (the “Second Financing”), Adesto shall issue to Axon a second warrant (in the form of the attached Warrant) to purchase a number of shares of Adesto’s common stock equal to the amount determined by dividing (i) the aggregate purchase price paid to Adesto in the Second Financing divided by [*] (the “Second Financing Amount”) by (ii) the price per share at which Adesto sells its equity stock in the Second Financing. In the event that, following the date the warrant is issued, Adesto sells additional equity stock in a subsequent closing of the Second Financing, then the warrant will be amended to be exercisable for a correspondingly greater number of shares of Adesto’s common stock. Notwithstanding anything to the contrary set forth in the preceding provisions of this paragraph, if the Second Financing Amount is greater than $[*], then the number of shares of Adesto’s common stock that shall be subject to the warrant shall instead equal the amount determined by dividing $[*] by the price per share at which Adesto sells its equity stock in the Second Financing; provided, further, that if the sum of (i) the lesser of $[*] and the First Financing Amount plus (ii) the lesser of $[*] and the Second Financing Amount, is less than $[*] (the amount by which that sum is less than $[*] being referred to as the “Excess Amount”), then at the election of Axon, which election must be made in writing given to Adesto upon the completion of the Second Financing, Adesto shall issue to Axon a third warrant (in the form of the attached Warrant) either (A) upon the date of the completion of the Second Financing, to purchase a number of shares of Adesto’s common stock equal to the amount determined by dividing the Excess Amount by the price per share at which Adesto sells its equity stock in the Second Financing or (B) upon the initial closing of the Third Financing (defined below), to purchase a number of shares of Adesto’s common stock equal to the amount determined by dividing the Excess Amount by the price per share at which Adesto sells its equity stock in the Third Financing. The “Third Financing” means the first sale following the Second Financing by Adesto of equity stock in a single transaction or in a series of related transactions, for an aggregate gross purchase price paid to Adesto of no less than [*].

D.	Each warrant contemplated above will provide that the exercise price per share will equal the lesser of (1) the fair market value of Adesto’s common stock on the date the warrant is issued, as such fair market value is determined in good faith by Adesto’s board of directors or (2) $[*] for a warrant issued upon the First Financing or $[*] for a warrant issued upon the Second Financing. The exercise price per share for the warrant issued upon the Third Financing shall be the fair market value of Adesto’s common stock on the date that warrant is issued. The exercise price may be paid by Adesto through the use of a [*] full recourse promissory note in the form attached to the form of Warrant attached hereto,

*	Confidential Treatment Requested

accruing interest commencing on the date of exercise at the minimum amount required to avoid imputed interest and secured by the purchased shares. The term of each warrant will equal [*] following the date the warrant is issued, subject to earlier termination as provided in the attached form of Warrant.

9.2 Stock Purchase Agreement. The provisions of the stock purchase agreement (“Stock Purchase Agreement”) shall be described in an Exhibit F (“Stock Purchase Agreement”) and shall include all rights as apply to founders’ stock, and shall also apply to all common stock of Adesto acquired pursuant to Subsection 9.1 (“Adesto Stock”). The Parties agree to negotiate in good faith the final terms of the Stock Purchase Agreement which shall be incorporated into this Agreement based on the agreed upon term sheet.

9.3 Future Participation. Axon shall have the right, but not the obligation, to participate in all future equity funding rounds of Adesto, , to purchase shares of common stock in each such equity funding round up to [*] of the total outstanding shares of Adesto and at a price per share at which Adesto sells its capital stock in that equity funding. Axon shall provide written notice of whether it elects to participate in an equity financing round to Adesto within [*] following Adesto notifying Axon of the occurrence of the equity funding round. The foregoing right by Axon respecting any given contemplated investment is conditioned upon Axon being an “accredited investor” (as defined by Rule 501 of Regulation D promulgated under the Securities Action of 1933, as amended) on the date of that investment. The provisions of the Future Participation shall be described in Appendix F (“Stock Purchase Agreement”). Notwithstanding the foregoing, Axon shall not have the right to participate in the Initial Equity Investment (including subsequent closings thereof).

9.4 Termination. The provisions of Sections 9.1 and 9.3 shall terminate in full upon the earlier to occur of: (1) the closing of a firm-commitment underwritten public offering by Adesto of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (2) a Change in Control of Adesto (without regard to the exclusions from that definition respecting an Excluded Company).

10.	CONFIDENTIAL INFORMATION.

10.1 Protection. Each party (the “Disclosing Party”) may from time to time during the Term of this Agreement disclose to the other party (the “Receiving Party”) non-public information regarding the Disclosing Party’s business, including technical, marketing, financial, personnel, planning, and other information (“Confidential Information”). The Disclosing Party shall mark all such Confidential Information in tangible form with the legend ‘confidential’, ‘proprietary’, or with similar legend. With respect to Confidential Information disclosed orally, The Disclosing Party shall describe such Confidential Information as such at the time of disclosure, and shall confirm such Confidential Information as such in writing [*] after the date of oral disclosure. Notwithstanding anything to the contrary herein, the parties understand and agree that all non-public information regarding the Licensed Trade Secrets (including without limitation the Licensed Trade Secrets themselves) shall be deemed the Confidential Information of the Disclosing Party regardless of whether so marked or confirmed.

*	Confidential Treatment Requested

10.2 Protection of Confidential Information. Except as expressly permitted by this Agreement, the Receiving Party shall not disclose the Confidential Information of the Disclosing Party and shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement. The Receiving Party shall limit the disclosure of the Confidential Information of the Disclosing Party to authorized employees, consultants or contractors of the Disclosing Party, who have a need to know such Confidential Information for purposes of this Agreement, and who are, with respect to the Confidential Information of the Disclosing Party, bound in writing by confidentiality terms no less restrictive than those contained herein.

10.3 Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include any information which: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party; (b) was or has been lawfully disclosed by the Disclosing Party to a third party without obligation of confidence; (c) was or becomes lawfully known to the public without breach of this Agreement; (d) is independently developed by the Receiving Party without access to, or use of, the Confidential Information; (e) is approved in writing by the Disclosing Party for disclosure by the Receiving Party; or (f) is required to be disclosed by law or by the order or a court or similar judicial or administrative body; provided, however, that the Receiving Party shall notify the Disclosing Party of such requirement immediately and in writing, and shall cooperate reasonably with the Disclosing Party, at the Disclosing Party’s expense, in obtaining a protective or similar order with respect thereto.

10.4 Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential Information of the Disclosing Party in tangible form (except such Confidential Information which is embedded in the Authorized Products which have already been sold) upon termination of this Agreement, and the Receiving Party shall certify promptly and in writing that it has done so. Except for the rights expressly described herein, the Receiving Party is not granted any rights to any Disclosing Party patents, copyrights, trade secrets, trade names, trademarks (whether or not registered), or any other rights, franchises or licenses.

11.	TERM AND TERMINATION.

11.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and continue until the expiration or invalidation of the last to expire Axon Patent, unless earlier terminated as hereinafter provided.

11.2 Termination for Material Breach. Either party may terminate this Agreement immediately upon written notice for the material breach of this agreement by the other party, which material breach has remained uncured for period of thirty (30) days from the date of delivery of written notice thereof to the breaching party.

11.3 Termination for Failure to Fund or Bankruptcy. Axon may terminate this Agreement immediately upon written notice in the event that the Investment Date has not occurred by March 31, 2007, or in the event that (a) a receiver is appointed for any material part of the Adesto’s property, (b) Adesto makes a general assignment for the benefit of creditors, or (c) Adesto becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation, and such case or proceeding is not dismissed within 90 days. Notwithstanding the foregoing, however, Adesto’s obligations under this Agreement shall not be diminished due to Adesto’s insolvency.

11.4 Effect. In the event of any termination of this Agreement as provided in Subsection 11.2 (“Termination for Material Breach”) or as provided in Subsection 11.3 (“Termination for Failure to Fund or Insolvency”), the licenses granted by Axon under this Agreement shall immediately terminate, and the Receiving Party shall immediately return to the Disclosing Party all material belonging to the Disclosing Party, including without limitation all copies of Confidential Information, and shall promptly certify to the Disclosing Party in writing that the Receiving Party has done so.

12.	WARRANTIES AND REPRESENTATIONS.

12.1 Axon hereby represents and warrants to Adesto that:

A. Axon is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

B. This Agreement does not violate, contravene or constitute a default under any agreement, commitment, instrument or other arrangement to which Axon is a party;

C. Axon has all the rights to grant licenses to Adesto for intellectual property relating to PMC Technology that is owned by Arizona State University, or Axon, or Arizona State University and Axon jointly, and therefore all of the Licensed Technology is licensable by Axon; and

D. Axon has not granted to any person or entity an exclusive or sole license or equivalent right with respect to any of the Licensed Technology, or assigned or conveyed to any person or entity any ownership interest (including joint ownership rights) therein.

E. Axon has not granted any licenses respecting any Licensed Technology to any party other than to: (1) Adesto pursuant to this Agreement; (2) Micron Technology, Inc. pursuant to that certain Technology License Agreement dated March 22, 2000; and (3) Infineon Technologies AG pursuant to that certain Technology License Agreement dated July 1, 2004. The agreements set forth in the preceding sentence, and the ASU License, are the only agreements or arrangements entered into by Axon, or to which Axon is a party or bound, respecting any Licensed Technology.

12.2 Statement. Axon hereby warrants to Adesto that Axon is party to a certain “Technology Cooperation Agreement,” dated December 10, 1996, as amended prior to the Effective Date, with the Arizona Board of Regents acting on behalf of Arizona State University

(the “ASU License”), pursuant to which Axon has been granted certain licenses to intellectual property owned by Arizona State University and which intellectual property is included in the Licensed Technology.

12.3 Disclaimer. OTHER THAN AS STATED IN SUBSECTION 12.1 AND 12.2 NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED, ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, OR STATUTORY, AS TO THE DATA INFORMATION OR ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED.

13.	LIMITATION OF LIABILITY.

13.1 Disclaimer. OTHER THAN FOR ANY BREACH OF SECTION 2 (“LICENSES AND DELIVERY”), SECTION 4 (“FURTHER LICENSES”), OR SECTION 10 (“CONFIDENTIAL INFORMATION”), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (EXCLUDING NEGLIGENCE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2 Limitation. Other than for any breach of SECTION 2 (“LICENSES AND DELIVERY”), SECTION 4 (“FURTHER LICENSES”), or SECTION 10 (“CONFIDENTIAL INFORMATION”), or for Fees otherwise payable, in no event shall either party’s total liability under this Agreement, regardless of the cause of action, in tort, contact, or otherwise, exceed the sum of [*].

14.	SURVIVAL.

In the event of any expiration or termination of this Agreement, the provisions of SECTION 1 (“DEFINITIONS”), SECTION 6 (“FEES AND PAYMENTS”), SECTION 7 (“ADESTO IMPROVEMENTS”), SECTION 8 (“SILICON DATA”), SECTION 9 (“STOCK PURCHASE”), SECTION 10 (“CONFIDENTIAL INFORMATION”), Subsection 11.4 (“Effect”), SECTION 12 (“WARRANTY DISCLAIMER”), SECTION 13 (“LIMITATION OF LIABILITY”), SECTION 14 (“SURVIVAL”), SECTION 15 (“DISPUTE RESOLUTION”), SECTION 16 (“CHANGE IN CONTROL”), SECTION 17 (“AUDIT”) and SECTION 18 (“GENERAL”) shall survive and shall continue to bind the parties.

15.	DISPUTE RESOLUTION.

15.1 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California without regard to conflicts of law principles, and the parties hereby consent the sole jurisdiction of the State and Federal Courts located in Maricopa County, in the State of Arizona, but subject to Subsection 15.2 (“Dispute Resolution”). The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

*	Confidential Treatment Requested

15.2 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules before a single arbitrator in Phoenix, Arizona, and judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed, except to the extent necessary to enforce either party’s rights hereunder.

16.	CHANGE IN CONTROL.

16.1 By Adesto. In the event of a Change in Control by Adesto, Adesto shall give prompt, written notice thereof to Axon. In addition, the following shall apply:

[*]

16.2 By Axon. In the event of a Change in Control by Axon, the terms of this Agreement shall continue as written and shall bind Adesto and Axon’s assignee or assignees.

17.	AUDIT.

Adesto shall maintain a complete, clear, and accurate record of: [*]. Axon shall have the right to conduct an audit of all the relevant books and records of Adesto (through an independent third party auditor selected by Axon and reasonably approved by Adesto), and to obtain true and correct photocopies thereof, during regular business hours at Adesto’s offices and in such a manner as not to interfere unreasonably with Adesto’s normal business activities. In no event shall such audits be conducted hereunder more frequently than every [*]. If any such audit should disclose any underpayment of Fees, Adesto shall promptly pay Axon such underpaid amount, together with interest thereon at a rate of [*] per month or partial month during which each such amount was owed and unpaid, or the highest rate allowed by law, whichever is lower. If the amount of such underpayment exceeds [*] of amounts otherwise paid, then Adesto shall immediately reimburse Axon for Axon’s expenses associated with such audit. Axon may, at its option, deem such a failure to pay Fees a material breach of this Agreement for purposes of SECTION 11 (“TERM AND TERMINATION”).

18.	GENERAL.

18.1 Taxes. In addition to any other payments due under this Agreement, Adesto agrees to pay, and to indemnify and hold Axon harmless from, any sales, use, excise, import or export, value added or similar tax or duty not based on Axon’s net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all governmental permit fees, license fees and customs and similar fees levied upon the delivery by Axon of the Data Information, which Axon may incur in respect of this Agreement.

*	Confidential Treatment Requested

18.2 Injunctive Relief. It is understood and agreed that, notwithstanding any other provisions of this Agreement, breach of the provisions of this Agreement by either party shall cause the other party irreparable damage for which recovery of money damages would be inadequate, and that the non-breaching party shall therefore be entitled to obtain timely injunctive relief to protect such party’s rights under this Agreement in addition to any and all remedies available at law.

18.3 Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery or by certified or registered mail, return receipt requested. Notices shall be sent to the parties at the addresses described on the first page of this Agreement or such other address as either party may designate for itself in writing.

18.4 No Agency. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

18.5 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, earthquakes, and material shortages.

18.6 Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

18.7 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such non-enforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

18.8 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

18.9 Assignment. Neither this Agreement nor any rights or obligations of Adesto may be assigned in whole or in part, without the prior, written consent of Axon. Notwithstanding the foregoing, however, Adesto may assign this Agreement, in whole or in part, and Adesto’s rights and obligations hereunder, pursuant to a Change in Control if Adesto satisfies the provisions of Section 16.1 with respect to that Change in Control. Axon may, upon notice, assign this Agreement in whole or in part to a third party which purchases, merges with, is merged into or otherwise directly or directly acquires all or substantially all the assets or equity of Axon; provided, however, that in the event such third party is not, in Adesto’s reasonable judgment, technically competent to carry out the obligations of Axon as described in the then-current Research Plan, then in such case Adesto may, upon notice given within [*] after notice from

*	Confidential Treatment Requested

Axon of such assignment, terminate this Agreement in part solely with respect to both parties’ future rights and obligations under Subsection 5.3 (“Research Plan”), including without limitation the obligation to carry out any work, or to pay any Fees, in connection therewith. Any rights or obligations of the parties existing prior to the date of such notice of termination by Adesto shall remain unaffected.

18.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

18.11 Entire Agreement. This Agreement together with the exhibits hereto completely and exclusively states the agreement of the parties regarding its subject matter, and supersedes and governs, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment or exhibit signed on behalf of Axon and Adesto by their duly authorized representatives. This Agreement amends and restates in its entirety that certain Technology License Agreement, dated as of July 12, 2006, between the parties hereto (the “Prior License”), which Prior License is terminated effective the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Technology License Agreement to be executed by their duly authorized representatives

SIGNATURE PAGE

AXON TECHNOLOGIES CORPORATION

By:	/s/ Michael Kozicki
Dr. Michael Kozicki

Title:	Chairman and CTO

Date:	1/17/07

ADESTO TECHNOLOGIES CORP.

By:	/s/ Narbeh Derhacobian
Dr. Narbeh Derhacobian

Title:	President and CEO

Date:	1/17/07

EXHIBIT A

FEES

1. LICENSE FEES. Adesto shall timely pay to Axon, [*] in advance, for the first [*] of the Term commencing with the Investment Date and thereafter on the anniversary of the Investment Date and within [*] of such a date, the following License Fees:

YEAR	LICENSE FEE
[*]	[*]

2. PRODUCT ROYALTIES. Adesto shall timely pay to Axon, on a [*] in arrears, the following Product Royalties on all Authorized Products manufactured for Adesto at a Fab:

2.1 Embedded Memory Blocks. For each and every Authorized Product where such Authorized Product consists of Embedded Memory Blocks and is manufactured by an Authorized Manufacturer or is manufactured by an Integrated Device Manufacturer for Adesto, [*] of: (a) all amounts owed or paid by Adesto directly or indirectly to such Authorized Manufacturer for the cost of Production Wafers containing such Authorized Products. and (b) [*] of all amounts paid by Adesto direct or indirectly to such Integrated Device Manufacturer for production wafers containing such Authorized Products.

2.2 Stand-alone Memory Blocks. For each and every Authorized Product where such Authorized Product consists primarily of Memory Blocks and is manufactured by an Authorized Manufacturer or is manufactured by an Integrated Device Manufacturer for Adesto, [*] of: (a) all amounts owed or paid by Adesto directly or indirectly to such Authorized Manufacturer for the cost of Production Wafers containing such Authorized Products. and (b) [*] of all amounts paid by Adesto directly or indirectly to such Integrated Device Manufacturer for production wafers containing such Authorized Products.

Notwithstanding the foregoing, however, if Adesto elects to continue the Axon License Restrictions pursuant to the provisions of Section 3.3(C) (Extension of Exclusivity), then, during the period specified in those provisions, Adesto shall pay Fees required by Section 6.1 (Fees) with respect to this Section 2.2 (Stand-alone Memory Blocks) of Exhibit A as if the two references herein to [*] were instead [*].

3. FURTHER LICENSE ROYALTIES. Adesto shall timely pay to Axon, on [*] in arrears, the following Additional License Fees as a percentage of Net Sales:

AUTHORIZED PRODUCTS	PROJECT LICENSE	BROAD LICENSE & PMC MANUFACTURING ONLY LICENSE
For Authorized Products manufactured in an Authorized Manufacturer by a Fabless Company	[*]	[*]
For Authorized Products manufactured in an Authorized Manufacturer by an Integrated Device Manufacturer	[*]	[*]
For Authorized Products manufactured by an Integrated Device Manufacturer in its own Fab	[*]	[*]

*	Confidential Treatment Requested

Notwithstanding the foregoing, however, if Adesto elects to continue the Axon License Restrictions pursuant to the provisions of Section 3.3(C) (Extension of Exclusivity), then, during the period specified in those provisions, Adesto shall pay Fees required by Section 6.1 (Fees) with respect to this Section 3 (FURTHER LICENSE ROYALTIES) as if the three references herein to [*] were instead [*].

4. RESEARCH FEES. Adesto shall timely pay to Axon, [*] in advance, for the first [*] of the Term commencing with the Investment Date and thereafter on the anniversary of the Investment Date and within [*] of such a date, the following Research Fees:

YEAR	RESEARCH FEE
Upon Investment Date	[*]
Second Year after Investment Date	[*]
Third Year after Investment Date	[*]
Fourth Year after Investment Date	[*]
Fifth Year after Investment Date	[*]

5. IP MAINTENANCE FEES. Adesto shall timely pay to Axon, [*] in advance, for the first [*] of the Term commencing with the Investment Date and thereafter on the anniversary of the Investment Date and within [*] of such a date, the following IP Maintenance Fees:

YEAR	IP MAINTENANCE FEE
Upon Investment Date	[*]
Second Year after Investment Date	[*]
Third Year after Investment Date	[*]
Fourth Year after Investment Date	[*]
Fifth Year after Investment Date	[*]

*	Confidential Treatment Requested

EXHIBIT B

EXCLUDED COMPANIES

1.	[*]

2.	[*]

3.	[*]

4.	[*]

5.	Such other companies whose principal business is, and the majority of whose annual revenues are derived from, licensing of integrated circuit memory manufacturing processes and which Axon shall reasonably determine to be competitors of Axon. Axon shall give Adesto written notice of any such determination promptly Axon makes such determination.

*	Confidential Treatment Requested

EXHIBIT C

PARTIAL LIST OF LICENSED PATENTS

US Patent Number	Filing Date	Issue Date	Title
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

[*]

*	Confidential Treatment Requested

EXHIBIT D

LICENSED TRADE SECRETS

NONE

EXHIBIT E

NON-EXCLUSIVE COMPANIES

1.	[*]

2.	[*]

3.	Any other company or entity to which [*] or [*]. are explicitly entitled to provide a license pursuant to the terms of the contracts, in effect on the Effective Date, to which they are a party set forth in Section 12.1 E of the Agreement.

*	Confidential Treatment Requested

EXHIBIT F

STOCK PURCHASE AGREEMENT

(to be amended based on term sheet agreement)

AMENDMENT NO. 1

TO

TECHNOLOGY LICENSE AGREEMENT

This Amendment No. 1 to Technology License Agreement (this “Amendment No. 1”), entered into this 1st day of December 2010, by and between Axon Technologies Corporation (“Axon”), a Delaware corporation having its principal place of business at 7702 E. Doubletree Ranch Road, Suite 300, Scottsdale, AZ 85258 and Adesto Technologies Corporation Inc. (“Adesto”) a California corporation having its principal place of business at 1225 Innsbruck Drive, Sunnyvale, CA 94089.

RECITALS:

WHEREAS, Axon and Adesto entered into a Technology License Agreement (the “Agreement”), dated January 15, 2007 (the “Effective Date”); and

WHEREAS, Axon and Adesto desire to clarify portions of the original Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and other good and valuable consideration hereinafter contained, the parties agree as follows:

1.	The first paragraph of Section 4 is hereby superseded and replaced in its entirety with the following:

1.1

Subject to all provisions of this Agreement, including without limitation the timely payment of Fees, Adesto shall have the right to grant further licenses of no greater scope than the licenses granted to Adesto hereunder with respect to the Licensed Technology (and in no event to include any right to grant further licenses or sublicenses), but strictly subject to the terms of this SECTION 4 (“FURTHER LICENSES”). All such licenses shall be in a commercially reasonable, written format, shall be no less protective of Axon than of Adesto, and in any event shall be no less protective of Axon than this Agreement, and shall include an immunity for the benefit of Axon and its direct and indirect customers and remarketers against all damages and losses arising from Adesto’s licensee’s use of all intellectual property (including without limitation all patents, including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, or re-issues) directly or indirectly owned or licensable by Adesto (but excluding damages and losses arising from Axon’s breach of the representations and warranties in Section 12 of this Agreement).

Adesto may fulfill its obligations to Axon under the preceding paragraph by inserting the following provision (or a provision that is at least equally protective of Axon) in the agreement between Adesto and Adesto’s licensee (referred to as “XXX” below):

“Immunity for Adesto Licensor. XXX hereby grants an immunity to Axon against all damages and losses arising from XXX’s use of all intellectual property (including without limitation all patents, including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, or re-issues) that is directly or indirectly owned or licensable by Adesto, but excluding damages and losses arising from: (a) Axon’s breach of the representations and warranties in Section 12 of the Adesto-Axon Technology License Agreement; and (b) any dispute between Adesto and Axon. XXX’s obligations under this Section will terminate upon any termination or expiration of the Adesto-Axon Technology License Agreement.”

2.	Section 7.2 is hereby superseded and replaced in its entirety with the following:

7.2 License. Adesto hereby agrees to negotiate in good faith the grant to Axon of a worldwide, non-exclusive, non-transferable (other than as pursuant to Subsection 18.9 (“Assignment”)), royalty-bearing license, without the right to grant sublicenses, to make, have made, use, lease, sell, offer for sale, and import Permitted Products (defined herein) under the Adesto Improvements (but only to the extent that the Adesto Improvements are solely owned by Adesto and freely licensable to Axon without obligations to a third party). For purposes hereof, “Permitted Products” mean all integrated circuit products which are not being designed or are not manufactured by (or on behalf of), or are not under- development by, or are not part of future product roadmap of, Adesto that use PMC Technology. The terms and royalties under such license shall be negotiated between the parties, but such prices and terms shall in all cases be commercially reasonable and all royalties thereunder shall be no less favorable to Axon than Adesto may offer to its typical customers.

3.	Section 8.1 is hereby superseded and replaced in its entirety with the following:

8.1 Access. Adesto shall provide to Axon, upon request from time to time, such data and other statistically significant information including distribution data regarding certain PMC Technology parameters collected over appropriate operating temperature ranges, including: [*] (collectively, “Silicon Data”). Such Silicon Data shall be subject to the provisions of SECTION 10 (“CONFIDENTIAL INFORMATION”). Notwithstanding the foregoing, Silicon Data does not include, and Adesto is not required to provide to Axon, any data or information that is developed under a Joint Development Agreement between Adesto and a third party, which is subject to third party confidentiality restrictions.

4.	In Section 1, the definition of “Axon Improvements” is hereby superseded and replaced in its entirety with the following:

“Axon Improvements” shall mean any updates, corrections, improvements or enhancements of or to the Licensed Technology made by or on behalf of Axon which are owned by Axon or licensable by Axon without charge. Notwithstanding the foregoing, Axon Improvements do not include such updates, corrections, improvements or enhancements to the extent that they are not solely owned by Axon and freely licensable to Adesto without obligations to a third party, unless they would fall within Adesto’s area of exclusivity described in Section 3.2. For example, any such updates, corrections,

*	Confidential Treatment Requested

improvements or enhancements that could be used in serial non-volatile memory integrated circuit devices manufactured in a Foundry or in an Integrated Device Manufacturer (see Section 3.2(a)) would qualify as Axon Improvements.

5.	Except as amended by this Amendment No. 1, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 on the date first set forth above.

Axon Technologies Corporation

By:	/s/ Victor Lyn

Name:	Victor Lyn
Title:	Executive Vice President

Adesto Technologies Corporation Inc.

By:	/s/Narbeh Derhacobian

Name:	Narbeh Derhacobian
Title:	President & CEO

AMENDMENT No. 2 TO AXON-ADESTO TECHNOLOGY

LICENSE AGREEMENT

Axon Technologies Corporation (“Axon”) and Adesto Technologies Corporation (“Adesto”) hereby amend (“Amendment No. 2”) the Technology License Agreement, dated January 15, 2007, between Axon and Adesto, as amended (“Axon Agreement”). Any capitalized terms not otherwise defined in the Axon Agreement or this Amendment No. 2 shall have the meanings ascribed to such terms in the Technology and Intellectual Property License and Joint Development Agreement, dated as of August 6, 2012 (“Altera Agreement”) by and between Adesto and Altera Corporation (“Altera”).

Axon hereby represents and warrants that it has reviewed the Altera Agreement and hereby acknowledges, accepts, and confirms that, subject to the conditions set forth in the Axon Agreement, which is hereby amended as expressly set forth herein and solely for the purpose of the Altera Agreement, Adesto is authorized to grant all of the rights, and delegate all of the obligations, to Altera and its Subsidiaries as set forth in the Altera Agreement, including without limitation the following:

1. Non-Exclusive Rights. Axon hereby acknowledges, accepts, and confirms that Adesto is authorized to grant to Altera and its Subsidiaries the non-exclusive licenses to the Licensed Technology (as defined in the Axon Agreement) set forth in Sections 2.2, 2.3, 2.4 and 2.5 of the Altera Agreement.

2. Switch Definition. Axon hereby acknowledges, accepts, and confirms that the definition of “Switch” in the Altera Agreement is included within the definition of “Embedded Memory Blocks” in the Axon Agreement.

3. Licensed Products. For the purpose of granting a Further License under Section 4.2 of the Axon Agreement, Axon hereby acknowledges and agrees that the requirement “to include identifiable and substantially valuable Adesto IP related to PMC Technology in and with all such Authorized Product” has been met for Licensed Products as defined in the Altera Agreement.

4. Immunity. Axon hereby acknowledges, accepts, and confirms that the following provision in the Altera Agreement fulfills Adesto’s obligations to Axon under Section 4 of the Axon Agreement (as amended by Section 1 of Amendment No. 1 to the Axon Agreement):

“Immunity for Adesto Licensor. Altera agrees to defend Axon, and pay damages and losses finally awarded by a court of competent jurisdiction against Axon, in a claim, action, or proceeding (“Proceeding”) alleging that Altera’s use of any Licensed Technology (as defined in the Altera Agreement) relating to Altera and Joint Foreground IP (as defined in the Altera Agreement) infringes a third party’s intellectual property rights. Altera’s obligations under this Section are conditioned on (a) Axon notifying Altera promptly of any such Proceeding; (b) Axon giving Altera total and sole control over the defense, negotiations, and/or settlement of such Proceeding: and (c) Axon reasonably cooperating at Altera’s expense in the defense or settlement of such Proceeding. Altera shall have no obligations under this Section with respect to damages and losses arising from: (i) Axon’s breach of the representations and warranties in Section 12 of the Axon Technology Agreement; and (ii) any disputes between Adesto and Axon.

5. Continuing Rights. Axon hereby acknowledges, accepts and confirms that Altera’s rights as set forth in the Altera Agreement with respect to the Licensed Technology (as defined in the Axon Agreement) shall survive any termination of Adesto’s license under the Axon Agreement, provided that Altera pays the applicable License Fees (as defined in the Altera Agreement) and Royalties (as defined in the Altera Agreement) as per the terms of the Altera Agreement and provided that Adesto remits all payments due for Altera’s continuing rights to Axon as per the Axon Agreement. In the event that Adesto fails to make such payments to Axon for Altera’s continuing rights and upon [*] written notice by Axon to Altera with a copy to Adesto, Altera shall make payment of Further License Royalties (as defined in the Axon Agreement) that become due after such notification date directly to Axon by treating License Fees (as defined in the Altera Agreement) and Royalties (as defined in the Altera Agreement) as Net Sales (as defined in the Axon Agreement) and calculating Further License Royalties in accordance with Exhibit A Section 3 of the Axon Agreement. Altera shall deduct such Further License Royalties from any payment obligations to Adesto under the Altera Agreement.

6. Marking Requirement. Axon hereby acknowledges, accepts, and confirms that the following provision in the Altera Agreement fulfills Adesto’s obligations under Section 2.4 of the Axon Agreement:

Altera agrees that it shall include the following statement in its datasheets for any Licensed Products: “Portions of this product are provided under a patent license from Axon Technologies, Corporation. See www.axontc.com.

Nothing in this Amendment alters or amends any Adesto obligation or any condition, except as expressly amended herein. Axon shall not be bound by any amendments to the Altera Agreement that Adesto and Altera agree to subsequent to the execution of this Amendment. Axon’s representations, warranties, acceptances, confirmations, agreements, and acknowledgements set forth in this Amendment do not apply to any modifications to or changes in scope of the Altera Agreement that arise under Section 3.2 of the Altera Agreement.

*	Confidential Treatment Requested

IN WITNESS WHEREOF, Axon and Adesto have executed this Amendment on the date first set forth above.

Axon Technologies Corporation

By:	/s/ Victor Lyn

Name:	Victor Lyn

Title:	Executive Vice President

Date:	8/6/2012

Adesto Technologies Corporation

By:	/s/ Narbeh Derhacobian

Name:	Narbeh Derhacobian

Title:	CEO

Date:	8/6/2012

AMENDMENT NO. 2

TO

TECHNOLOGY LICENSE AGREEMENT

This Amendment No. 2 to Technology License Agreement (this “Amendment No. 2”), entered into this 18th day of April 2013, by and between Axon Technologies Corporation (“Axon”), a Delaware corporation having its principal place of business at 7702 E. Doubletree Ranch Road, Suite 300, Scottsdale, AZ 85258 and Adesto Technologies Corporation (“Adesto”), a California corporation having its principal place of business at 1250 Borregas Avenue, Sunnyvale, CA 94089. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS:

WHEREAS, Axon and Adesto entered into a Technology License Agreement, dated January 15, 2007, as amended on December 1, 2012 (the “Agreement”); and

WHEREAS, Axon and Adesto desire to clarify portions of the Agreement and enter into additional agreements.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and other good and valuable consideration hereinafter contained, the parties agree as follows:

1.	Extension of Exclusivity. Axon agrees that, notwithstanding Section 3.3C (Extension and Exclusivity) of the Agreement, the Axon License Restrictions shall be continued for a five (5) year period commencing on [the date of this Amendment No. 2] (the “Exclusivity Extension Period”), in exchange for a [*] royalty payment of [*] made by Adesto to Axon in [*] following the date of this Amendment No. 2. Such one-time royalty payment is based on a yearly minimum of [*] inch diameter equivalent Production Wafers containing Authorized Products consisting primarily of Memory Blocks manufactured by an Authorized Manufacturer (the “Minimum Wafer Requirement”) and calculated pursuant to Section 2.2 (Stand-alone Memory Blocks) of Exhibit A to the Agreement. Adesto agrees that it shall pay Fees to Axon as required by Section 6.1 (Fees) of the Agreement and pursuant to Section 2.2 (Stand-alone Memory Blocks) of Exhibit A to the Agreement for any number of additional [*] inch diameter equivalent Production Wafers containing Authorized Products consisting primarily of Memory Blocks manufactured by an Authorized Manufacturer that exceeds the Minimum Wafer Requirement in any year during the Exclusivity Extension Period.

2.	Advancement of Fees. Notwithstanding the calculation of Fees set forth in Exhibit A to the Agreement, Axon agrees that Adesto shall pay to Axon [*].

3.	Right of First Refusal.

(a) Third-Party License. In the event that Axon receives a bona fide offer (a “License Offer”) from a third-party to license the Licensed Technology for use in a manner that does not violate the Axon License Restrictions as set forth in Section 3.2 (Exclusivity) of the Agreement, then Axon shall, prior to accepting such offer, [*].

*	Confidential Treatment Requested

(b) Asset Purchase. In the event that Axon receives a bona fide offer (an “Asset Purchase Offer”) from a third-party to acquire any or all of Axon’s assets, then Axon shall, prior to accepting such offer, [*].

4.	Except as amended by this Amendment No. 2, the terms and conditions of the Agreement shall remain in full force and effect.

[Signature page follows]

*	Confidential Treatment Requested

2

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 on the date first set forth above.

Axon Technologies Corporation

By:	/s/ Victor Lyn

Name:	Victor Lyn
Title:	Executive Vice President

Adesto Technologies Corporation

By:	/s/ Narbeh Derhacobian

Name:	Narbeh Derhacobian
Title:	President and Chief Executive Officer